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                                                                    Exhibit 10.6


December 1, 1997



Larry Ellingsworth, Ph.D.
2700 Turf Valley
Ellicott City, Maryland  21204

Dear Larry,

We are pleased to extend to you an offer to join Antex Biologics as Vice President, Research and Development. As an officer and member of the executive management team, you will participate extensively in the overall management of the Company. Your primary responsibility will be the administration, management and leadership of Antex's research and development activities.

Your beginning annual salary will be $145,000, paid semi-monthly. You will also be eligible to participate in the Company's incentive bonus program. In addition, you will be granted stock options for 250,000 shares of Antex common stock. The vesting of the options will be 25% vested on the one-year anniversary of your employment and the remaining 75% will vest quarterly over the next three years with all options vested on the fourth anniversary.

You will be eligible to participate in the Company's insurance program which includes life, medical, dental and long-term disability. You will be allowed four weeks (20 days) paid vacation. In addition, the Company currently observes eight paid holidays.

You will be required to enter into the Company's standard confidentiality and invention agreements, copies of which are enclosed. In the event your employment is terminated by the Company without cause for any reason after your initial six months of employment, you will receive a three month notice of termination, or in lieu of such notice, an amount equal to three months' salary.

This offer of employment for the position of Vice President, Research and Development, will expire on December 5, 1997 and is contingent upon commencement of employment no later than January 1, 1998.

Sincerely,
Antex Biologics Inc.

 /s/V. M. Esposito

V. M. Esposito, Ph.D.
Chairman and Chief Executive Officer





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Acknowledgement

Please indicate your acceptance of the terms and conditions set forth by signing and returning the enclosed copy of this letter.


By:            /s/Larry R. Ellingsworth
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Date:              December 5, 1997
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